Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: Image Chain Group Limited, Inc.

Ladies and Gentleman:

We have been furnished with a copy of the disclosures in Form 8-K for the event that occurred on March 1, 2022, to be filed by our former client, Image Chain Group Limited, Inc. We agree with the statements made in such Form 8-K insofar as they relate to our Firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ Zia Masood Kiani & Co.
Zia Masood Kiani & Co.
(Chartered Accountants)

Islamabad, Pakistan

Date: March 01, 2022